UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

November 18, 2016

Date of report (date of earliest event reported)

MusclePharm Corporation

(Exact name of registrant as specified in its charter)

Nevada	000-53166	77-0664193
(State or other jurisdictions of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Nos.)

4721 Ironton Street, Building A

Denver, Colorado 80239

(Address of principal executive offices) (Zip Code)

(303) 396-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 18, 2016 (the “Effective Date”), MusclePharm Corporation (the “Company”) entered into an Amended and Restated Executive Employment Agreement with Ryan Drexler (the “Agreement”), pursuant to which Mr. Drexler agreed to continue to serve as the Executive Chairman of the Board of Directors of the Company, and will also serve as President and Chief Executive Officer of the Company. Mr. Drexler, age 45, has served as the Executive Chairman of the Company’s Board of Directors since August 26, 2015, and has served as interim Chief Executive Officer and President of the Company since March 15, 2016. He is currently, and is expected to remain, the Chief Executive Officer of Consac, LLC, a privately held firm that invests in the securities of publicly traded and venture-stage companies. Previously, Mr. Drexler served as President of Country Life Vitamins, a family owned nutritional supplements and natural products company he joined in 1993. In addition to developing strategic objectives and overseeing acquisitions for Country Life Vitamins, Mr. Drexler created new brands that include the BioChem family of sports and fitness nutrition products. Mr. Drexler negotiated and led the process which resulted in the sale of Country Life Vitamins in 2007 to the Japanese conglomerate Kikkoman Corp. Mr. Drexler graduated from Northeastern University, where he earned a B.A. in political science.

Unless terminated earlier in accordance with its terms, the Agreement will continue in effect until the third anniversary of the Effective Date, and will automatically renew for additional one-year periods at the end of such three-year period and thereafter unless notice of non-renewal is given in accordance with the terms of the Agreement.

The Agreement provides for an initial annual base salary of $550,000. Subject to approval by the Board of Directors of the Company, Mr. Drexler is entitled to a grant of 200,000 shares of restricted stock, which will be granted under and subject to the terms and conditions of the Company’s 2015 Incentive Compensation Plan, and will vest in full, subject to such terms and conditions, upon the first anniversary of the grant date. In addition, Mr. Drexler is eligible to receive cash- and equity-based incentive bonuses of up to $1,350,000 in cash and 550,000 shares of restricted stock, respectively, based upon the achievement of specified performance goals and a transaction bonus equal to between 5% and 10% of the aggregate purchase price received upon a qualifying sale of the Company (as such terms are defined in the Agreement) for $150 million or more that is consummated on or prior to the third anniversary of the Effective Date (or the fifth anniversary as provided for below). Mr. Drexler is also eligible for grants of equity awards available to other senior executives of the Company as may be determined by the Board of Directors of the Company or its compensation committee.

If Mr. Drexler’s employment is terminated for any reason, each equity award granted to him will fully vest and he will be entitled to any unpaid transaction bonus and cash- and equity-based performance bonuses, to the extent earned as of the date of such termination, in addition to any amounts required by law or Company policy. In addition, if Mr. Drexler’s employment is terminated for any reason other than by the Company for cause or by Mr. Drexler without good reason (as such terms are defined in the Agreement), Mr. Drexler will remain eligible to receive the transaction bonus described above if a qualifying sale occurs prior to the fifth anniversary of the Effective Date, subject, in certain cases, to his execution of a release of claims in favor of the Company and its affiliates.

Under the Agreement, Mr. Drexler has agreed to certain restrictions on competition and solicitation, which continue for 12 months following the termination of his employment, if his employment is terminated due to disability, by him for good reason or by the Company with or without cause (as such terms are defined in the Agreement). The agreement also contains restrictions with respect to disclosure of the Company’s confidential information.

The foregoing description of the terms of the agreement does not purport to be a complete description and is qualified in its entirety by reference to the agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference in its entirety into this Item 5.02.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
10.1	Amended and Restated Executive Employment Agreement, dated as of November 18, 2016, entered into between the Company and Ryan Drexler.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MUSCLEPHARM CORPORATION

By:	/s/ Ryan Drexler
Name: Ryan Drexler Title: Chief Executive Officer

Date: November 25, 2016

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated Executive Employment Agreement dated as of November 18, 2016, entered into between the Company and Ryan Drexler.